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                                                                  EXHIBIT (c)(3)



              BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LLC
                        333 WEST WACKER DRIVE, SUITE 2700
                             CHICAGO, ILLINOIS 60606
                            Telephone (312) 984-3100
                            Facsimile (312) 984-3150





                                                     August 14, 2003



Board of Directors
InvestorsBancorp, Inc.
W239 N1700 Busse Road
Waukesha, Wisconsin 53188-1160

     RE:  INVESTORSBANCORP, INC.

Ladies and Gentlemen:

     We have acted as counsel to InvestorsBancorp, Inc., a Wisconsin corporation (the "Company"), in connection with the proposed merger of Investors Subsidiary, Inc., a Wisconsin corporation and a wholly-owned subsidiary of the Company ("Subsidiary"), with and into the Company (the "Merger"), as described in the Agreement and Plan of Merger dated as of March 25, 2003, by and between the Company and Subsidiary, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of August 1, 2003, by and between the Company and Subsidiary (as so amended, the "Merger Agreement"). You have requested our opinion concerning certain matters in connection with the Merger Agreement.

     We have made such legal and factual investigation as we deemed necessary for purposes of this opinion. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We express no opinion concerning any law other than the Wisconsin Business Corporation Act to the extent expressly set forth herein.

     In arriving at the opinion expressed below, we have reviewed and examined the following documents: (a) the Articles of Incorporation and Bylaws of each of the Company and Subsidiary; (b) the Merger Agreement; (c) resolutions of the Board of Directors of each of the Company and Subsidiary relating to the Merger; and (d) the Transaction Statement on Schedule 13E-3, filed by the Company, Subsidiary and certain other filing parties under the Securities Exchange Act of 1934, as amended (the "Schedule 13E-3").

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BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG LLC

Board of Directors
InvestorsBancorp, Inc.
August 14, 2003
Page 2

     In addition, we have conducted a legal review of the text of Section
180.1104 of the Wisconsin Business Corporation Act (the "Parent/Subsidiary Merger Statute"), as well as case law and legislative history relating to the Parent/Subsidiary Merger Statute. We have also reviewed the other provisions of the Wisconsin Business Corporation Act that we, in our judgment, deemed applicable to the Merger. For purposes of this opinion, we note that (1) the Parent/Subsidiary Merger Statute was amended effective October 1, 2002, to provide that (a) for parent/subsidiary mergers by action of the Board of Directors without shareholder approval, where the parent holds at least 90% of the outstanding stock of the subsidiary, the merger may be conducted either as a merger of the subsidiary into the parent or as a merger of the parent into the subsidiary and (b) the Board of Directors of the parent corporation is given the responsibility of determining "the manner and basis of converting the shares...of the subsidiary or parent into shares...of the surviving business entity...or into cash or other property, in whole or part;" (2) we have not located any judicial interpretation of the Parent/Subsidiary Merger Statute, as amended effective October 1, 2002; and (3) we have not located any legislative history with respect to this amendment to the Parent/Subsidiary Merger Statute that is relevant to our opinion set forth herein.

     Based upon our review as set forth in the two immediately preceding paragraphs and a literal interpretation of the language set forth in the Wisconsin Business Corporation Act, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that there is no provision of the Wisconsin Business Corporation Act that would require the approval of the shareholders of the Company or Subsidiary for the Merger.

     We express no opinion with respect to any legal issues other than those explicitly addressed in the immediately preceding paragraph. This opinion is based upon our knowledge of the law and facts as of the date hereof, and we assume no duty to advise you of any change in such opinion (even though the change may affect the legal conclusion stated in the immediately preceding paragraph) or otherwise to communicate with you with respect to any matter that comes to our attention hereafter.

     This opinion is being furnished to you in connection with the Schedule
13E-3.

                                           Very truly yours,

                                           /s/ Barack Ferrazzano Kirschbaum
                                           Perlman & Nagelberg LLC